Exhibit 5.4

CONSENT OF QUALIFIED PERSON

To: NexGen Energy Ltd.

In connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”), I, Mark Hatton, P. Eng., hereby consent to the references in the Registration Statement to my name and to the inclusion of extracts from or summaries of content in the report entitled titled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, with an effective date of February 22, 2021, and as amended and restated on March 10, 2021, prepared by myself.

Dated: October 1, 2025

/s/ Mark Hatton
Mark Hatton, P. Eng